Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES $0.015 INCREASE IN QUARTERLY DISTRIBUTION

Monday, April 17, 2017	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.725 per unit for the period from January 1, 2017 through March 31, 2017, representing a $0.015 increase over the previous quarter. The distribution is payable on May 8, 2017 to unitholders of record on April 28, 2017.

“This distribution, for the first quarter of 2017, is our sixth consecutive increase.  It reflects a 2.1% increase over the previous quarter and a 6.6% increase over the distribution paid for the first quarter of 2016,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “This accelerated rate of distribution growth was supported by the recent completion of a portion of our Collins Phase I expansion project, in which we placed 1.2 million barrels of new contracted storage into service. We remain on schedule to bring online the remaining 0.8 million barrels of contracted storage capacity in various stages through the end of the second quarter of 2017.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on the Collins terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iii) the occurrence of operational hazards, weather related events or unforeseen interruption; and (iv) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:	Frederick W. Boutin, CEO Robert T. Fuller, CFO 303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com